Exhibit 99.1

WYNDHAM INTERNATIONAL SETTLES

SECURITIES LITIGATION

DALLAS (March 16, 2005) – Wyndham International, Inc. (AMEX:WBR) today announced that it has entered into a stipulation of settlement to settle the “merger action” case in the federal securities class actions entitled In Re: Patriot American Hospitality, Inc. Securities Litigation, which is pending in the United States District Court for the Northern District of California.

These actions were brought on behalf of a class of former shareholders of California Jockey Club and Bay Meadows Operating Corp. who, as a result of the merger, which occurred on or about July 1, 1997, with Wyndham’s predecessors, became shareholders. Pursuant to the stipulation of settlement, the Company shall issue 11 million shares of Wyndham common stock to the proposed settlement class.

Wyndham also has agreed to contribute a maximum amount of $1 million to the settlement class, only in the event that the trading price of Wyndham common stock falls below a certain threshold for a defined period of time. Furthermore, Wyndham has agreed to allow the proposed settlement class to participate in a rights offering(s) under certain limited circumstances. The stipulation of settlement is subject to Court approval. As of Dec. 31, 2004, the Company has recorded a reserve of $11.2 million to cover the cost of the settlement.

Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its Web site. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

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